Filed Pursuant to Rule 424 (b) (3)
File Number 333-48188

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 23, 2000)

5,354,000 Shares

TORVEC, INC.

COMMON STOCK

Filed pursuant to Rule 424(b) (3)
Filed Statement File No. 333-48188

STICKER SUPPLEMENT TO
PROSPECTUS
_____________

TORVEC

5,354,000 Common Shares
Par Value of $.01 Per Share

The Date of this Sticker is November 29, 2000

               The purpose of this Prospectus Supplement is to provide supplemental information regarding Torvec, Inc. (the "Company") in connection with the Offering of shares of the Company's common stock as described in the Company's Prospectus dated October 23, 2000 pursuant to which such Offering is being made. The information included in this Prospectus Supplement should be read in conjunction with the Prospectus.

On November 29, 2000, the Company entered into an Agreement and Plan of Merger to acquire Ice Surface Development, Inc. ("ISD"), a wholy-owned subsidiary of UTEK Corporation. As a result of the Merger, the Company will acquire an exclusive, worldwide license granted by the Trustees of Dartmouth College for land-based applications to a novel ice adhesion modification system developed by Professor Victor F. Petrenko at Dartmouth's Thayer School of Engineering.

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The Dartmouth patented technology (US Patent # 6,027,075) allows for the rapid non-thermal de-icing of vehicle surfaces using a novel electrochemical decomposition (electrolysis) technology invented by Dr. Victor Petrenko of the Ice Research Laboratory at Dartmouth College. The technology may provide important de-icing advantages for automobiles and other land-based vehicles operating in cold environments. In June 2000, the technology was licensed by Dartmouth to The BF Goodrich Company for all aircraf

The Company acquired ISD from UTEK to integrate the Dartmouth de-icing technology into its "Fast Tracked Vehicle" as well as to sub-license the technology for a wide-assortment of land-based motorized vehicle applications (e.g. cars, trucks, trains, trailers), including their components (e.g. windshields). It holds promise for significantly increasing the traction of tires and tracks on ice.

The Company believes that the de-icing technology it has acquired and its joint venture with Dartmouth College to conduct research for the commercialization of the technology will not only enhance the marketing of its fast track vehicles, but also enhance the marketing of its other highly advanced, automotive patented technologies, including its infinitely variable transmission (IVT), constant velocity joint (CVT) with spherical gearing and its light-weight hydraulic pump and motor.

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As part of the Agreement and Plan of Merger, the Company issued 1,068,354 shares of its one cent par value common stock to UTEK Corporation in exchange for the acquisition of Ice Surface Development, Inc.

THIS STICKER IS PART OF THE PROSPECTUS AND MUST ACCOMPANY THE PROSPECTUS TO SATISFY PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

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